Exhibit 99.1

NEWS RELEASE

For Immediate Release

EUROPEAN PATENT OFFICE APPEALS BOARD REVOKES ONE RAMBUS EUROPEAN PATENT

Ruling Does Not Apply to U.S. Patents

LOS ALTOS, Calif., February 12, 2004 – Rambus Inc. (NASDAQ:RMBS) announced that the Technical Board of Appeals of the European Patent Office (EPO) today made a ruling at the close of a three day hearing revoking Rambus’s European patent 0 525 068 which related to one aspect of Rambus’s patented technologies, a technology called “an access time register.” Following normal practice, the basis for the ruling was not given. A written opinion would typically be expected in four to ten weeks. The ruling announced today does not apply to other European Rambus patents and patent applications. These cover other technologies that derive from Rambus’s original Farmwald/Horowitz patent filings. Rambus’s issued and pending U.S. patents are also not affected.

“Although disappointing, today’s ruling by the EPO is a small part of a larger picture,” said John Danforth, senior vice president and general counsel for Rambus. “We look forward to seeing the EPO Appeals Board written decision when it is available. In addition, of course, we look forward to further progress with respect to our unaffected U.S. patents, some of which are set for infringement trials in U.S. Courts in May and November of this year.”

About Rambus

Rambus is one of the world’s leading providers of chip-to-chip interface products and services. The company’s breakthrough technology and engineering expertise have helped leading chip and system companies to solve their challenging I/O problems and bring industry-leading products to market. Rambus’s interface solutions can be found in numerous computing, consumer electronic and networking products. Additional information is available at www.rambus.com.

Rambus is a registered trademark of Rambus Inc. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

This press release contains forward-looking statements. These statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs, possible litigation outcomes and effects and certain assumptions made by the Company’s management. You can identify these and other forward-looking statements by the use of words such as “may”, “will”, “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “maintains”, “continue” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to the foregoing statements. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those identified in the Company’s recent filings with the Securities and Exchange Commission, including its recently filed Form 10-Q, and also including the uncertainty of new technologies; and the uncertainty regarding the technical and market demands for such technologies. All forward-looking statements included in this press release are based on information available to Rambus on the date hereof. Rambus assumes no obligation to update any forward-looking statements.

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Contacts:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com